Exhibit 8.1

[White & Case LLP Letterhead]

March 30, 2021

Macquarie Infrastructure Corporation

125 West 55th Street

New York, NY 10019

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Macquarie Infrastructure Corporation, a Delaware corporation (“MIC Corp.”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4, File No. 333-253193, initially filed with the SEC on February 17, 2021 (as amended through the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed merger of MIC Corp. to a Delaware limited liability company with and into Plum Merger Sub, Inc., a recently formed Delaware corporation and a direct wholly owned subsidiary of Macquarie Infrastructure Holdings, LLC, a recently formed Delaware limited liability company and wholly-owned subsidiary of MIC Corp. (“Holdings LLC”) (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of March 30, 2021 (the “Merger Agreement”). Any capitalized term used and not defined herein has the meaning given to such term in the Merger Agreement. At your request, we are rendering our opinion concerning certain U.S. federal income tax matters.

In rendering this opinion, we have examined and relied upon the following documents: the Merger Agreement, the Registration Statement, the form of amended and restated limited liability company agreement of Holdings LLC included as Exhibit 3.3 to the Registration Statement, which will be adopted by Holdings LLC immediately prior to the Effective Time and such other documents as we have deemed necessary or appropriate as a basis for the opinion expressed below (together, the “Transaction Documents”).

As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements, representations and information obtained from officers and other representatives of MIC Corp. and we assume the accuracy of such statements, representations and information.

We have assumed with your consent, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents); (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents; (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are be enforceable in accordance with their respective terms; (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents; (v) all of the parties to the such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents; (vi) that the Merger will be effected and documented in a manner that complies with all applicable legal and regulatory requirements; (vii) the Merger will be consummated pursuant to, and in accordance with, the provisions of the Merger Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (viii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and the Registration Statement are and will be at all times, up to and including the Effective Time of the Merger true, complete and correct in all respects.

If any of the above described assumptions or any of the other assumptions set forth in this opinion are untrue for any reason, or if the Merger has been consummated, or is consummated in the future, in a manner that is different from the manner described in the Transaction Documents, or this opinion, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, we are of the opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the Caption “Material U.S. Federal Income Tax Considerations” is accurate in all material respects.

We have not considered and we render no opinion on any aspect of law other than as expressly set forth above. Additional issues may exist that could affect the U.S. federal tax treatment of the Merger and other transactions contemplated by the Registration Statement, and this opinion does not consider or provide a conclusion with respect to any additional issues.

The opinion expressed above are based upon the Code, the U.S. Treasury regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the U.S. Internal Revenue Service (the “IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger. The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

This opinion letter shall be understood and interpreted in accordance with the customary practice of lawyers who regularly give, and lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinions regarding certain U.S. federal income tax consequences of a transaction of the type contemplated by the Transaction Documents. No person may assign its rights or claims, if any, under this opinion letter.

This opinion is furnished solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm as counsel to MIC Corp. that has passed on certain U.S. federal income tax matters appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement or any proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder.

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Very truly yours,

/s/ White & Case LLP